Exhibit 16.1

August 2, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated August 1, 2017, of OncoGenex Pharmaceuticals, Inc. and are in agreement with the statements contained in the first, second, and third paragraphs on page 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP